UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/15/2014

Allied Motion Technologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-04041

Colorado	84-0518115
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

455 Commerce Drive, Suite 4
Amherst, New York 14228
(Address of principal executive offices, including zip code)

(716) 242-8634
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Changes; Board Governance

On February 15, 2014, Michel M. Robert, a director of Allied Motion Technologies Inc. (the "Company") since 2004, informed the Company that he will not be standing for re-election to the Company's Board of Directors (the "Board") at the Company's 2014 Annual Meeting of Shareholders. Mr. Robert has not expressed any disagreement with the Company under Item 5.02(a) of Form 8-K.

The size of the Board will remain unchanged at seven Directors and, except as stated above, all incumbent directors have been nominated to succeed themselves as directors and the Board also nominated James J. Tanous for election to the Board. Mr. Tanous, age 66, served as Executive Vice President, Secretary and General Counsel of Erie Insurance Group, a publicly traded property and casualty insurer, from April 2007 until his retirement in June 2013. Prior to joining Erie Insurance Group, Mr. Tanous was a Partner and Chairman of Jaeckle Fleischmann & Mugel, LLP, a law firm headquartered in Buffalo, New York. There are no arrangements or understandings between Mr. Tanous and any other persons pursuant to which he was nominated a director of the Company. There are no transactions in which Mr. Tanous has an interest requiring disclosure under Item 404(a) of Regulation S-K. Additional information concerning the nominees for director will be included in the proxy statement for the 2014 Annual Meeting.

In addition on February 15, 2014, the Board appointed Richard S. Warzala Chairman of the Board and appointed Richard D. Federico as lead independent director ("Lead Director").

Compensation Program for Non-Employee Directors

On February 15, 2014, the Compensation Committee of the Board approved a revised compensation program for the non-employee directors. Under the director compensation program, each non-employee director will be paid an annual cash retainer of $35,000. The chairperson of the Audit Committee will receive an additional $12,500 annual cash retainer and other members of the Audit Committee will receive an additional annual cash retainer in the amount of $7,500. The chairperson of the Compensation Committee and the Corporate Governance and Nominating Committee will each receive an additional $8,000 annual cash retainer and other members of those committees will receive an additional annual cash retainer in the amount of $5,000. The Lead Director will receive an additional $10,000 annual cash retainer. All cash retainers will be payable ratably on a quarterly basis. The Company will no longer pay a separate fee for each meeting attended; however each non-employee director will be reimbursed for his or her expenses in connection with attendance at each meeting.

Non-employee directors will also receive an annual award of restricted stock under the 2007 Stock Incentive Plan, as amended. Beginning with the February 2014 Board of Directors meeting, the annual award will consist of shares of the Company's common stock with a value of $50,000 as of the date of grant. The Lead Director will receive an additional award of restricted stock with a value of $10,000 as of the date of grant. Directors who are appointed to the Board outside of the annual meeting of shareholders will receive a pro rated amount of the annual award. These restricted shares will vest over a three-year period upon the performance of future service as a director, subject to certain exceptions. Directors are required to make a minimum investment in Company stock of three times the annual cash and stock retainer by the fifth anniversary of their board service. Until the minimum stock requirement is achieved, directors must utilize 50% of the cash retainer to purchase Company stock and such stock, along with stock grants received from the Company, will be used to reach the minimum investment requirement.

Executive Compensation Program

On February 15, 2014, the Compensation Committee of the Board established the Company's 2014 annual incentive bonus for the executive officers of the Company. Annual incentive bonuses will be paid based on achieving performance criteria that recognize the overall financial performance of the Company and the improvements made in financial results. The amount of incentive that an executive officer may receive is based upon the following two components: an individual target bonus (which is a percentage of the individual's salary), and the Company's performance based on Economic Value Added (EVA). EVA is defined as net operating profit after taxes less a cost of capital charge. For 2014, the EVA bonus targets for the Company's executive officers are as follows: Mr. Warzala (70%), Mr. Maida (40%) and Mr. Wyman (30%). The actual EVA bonus earned is equal to the percent that the actual EVA achieved is to the target EVA multiplied by the EVA bonus target.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Motion Technologies Inc.

Date: February 19, 2014	By:	/s/ Robert P. Maida
Robert P. Maida
Chief Financial Officer